Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact:  William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES FIRST QUARTER EARNINGS OF $.78 PER SHARE, UP 20%

Louisville, KY, April 21, 2004. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its first quarter earnings per share grew to $.78, a 20% increase over the first quarter of 2003, and the highest first quarter earnings per share in Genlyte’s history.  The company also reported record first quarter net income of $10.8 million.  First quarter sales of $277.4 million were 16.6% higher than the $237.9 million reported last year.

Chairman, President and CEO Larry Powers said, “We are pleased to report first quarter sales and earnings increases despite relatively soft commercial and industrial construction market conditions.  Residential construction remains relatively strong, although the potential increase in interest rates could negatively impact this segment. First Quarter sales benefited from a 5.9% increase from the Shakespeare acquisition in May 2003 as well as from Vari-Lite sales which were dampened last year as a result of consolidation of its operations into our new Controls facility in early 2003.  Also, in 2004 we benefited from four additional operating days during the first quarter.  Although our company is on a calendar year-end, first and fourth fiscal quarters occasionally have a different number of business days, adjusting for the calendar year-end. The additional four operating days accounted for 6.6% of the sales increase.  Finally, the Canadian dollar is 15% stronger this year than last year, and accounted for 2.3% of our overall consolidated sales increase. Our comparable sales increased by only 1.8% in relation to last year.

“We are experiencing extreme cost increases from steel, ballasts, medical insurance, pension expense, freight, energy, and packaging materials.  The market price of cold rolled steel has surged by 68% from December of last year. Insurance costs are up over 24% and energy costs are also up significantly.  The impact of these cost increases outweighs the benefit of 1.8% increase of the comparable sales. We have announced a price increase ranging by product from 5% to 8% to offset some of these cost increases.  We are optimistic that these price increases will hold in the marketplace.

“We are disappointed that our operating profit margin increased only slightly from 8.7% to 9% for the quarter with such a large revenue increase. The low growth in our operating margin is due to the cost increases mentioned, and continued higher than normal spending for legal expenses.  In addition, during the quarter we recognized approximately $800,000 of increased pension expenses due to pension plan withdrawal liability associated with a plant closure.

“The commercial construction markets have been forecasted to improve later this year and continuing in 2005.  For the present time, however, we are doing our best to control expenses and take opportunistic product and marketing initiatives until the overall market conditions improve. These actions include continuous product development and focusing our sales force toward the more active markets such as retail, schools, and healthcare.”

Vice President and Chief Financial Officer Bill Ferko stated,  “During the quarter we used $24.3 million cash from operations plus plant and equipment investments compared to the first quarter of last year when we used $3.7 million of cash. The first quarter is traditionally a very weak cash flow quarter for the company due to tax payments, distributor rebates and incentive compensation payments. In addition, accounts receivable and inventories increased by $ 28.1 million from year-end.

“Our balance sheet remains very strong.  We closed the first quarter of 2004 with a cash and short-term investments balance of $129.1 million and debt of $11.4 million, or a net cash position of $117.7 million, compared to a net cash balance of $71.0 million at the end of March last year.”

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals; customer acceptance of new product offerings; the ability to realize announced price increases, increases in commodity energy and freight costs, slowing of the overall economy, weakness in the commercial, residential and industrial construction markets, increased medical insurance and pension costs, increases in interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the costs and outcomes of legal proceedings, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refers to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

For the three months ended

	April 3, 2004	March 29, 2003	% Change

Net Sales	$277,362	$237,913	17%

Operating Profit*	24,997	20,779	20%

Net Income	10,863	8,808	23%

E.P.S.	$0.78	$0.65	20%

Average Shares Outstanding	13,840	13,545	2%

*  Operating Profit is before deducting minority interest of $7,466 for the three months ended April 3, 2004 and $6,265 for the three months ended March 29, 2003.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED APRIL 3, 2004 AND MARCH 29, 2003

(Amounts in thousands, except earnings per share data)

(Preliminary)

	2004	2003
Net sales	$277,362	$237,913
Cost of sales	182,246	156,083

Gross profit	95,116	81,830
Selling and administrative expenses	69,887	60,824
Amortization of intangible assets	232	227

Operating profit	24,997	20,779
Interest (income) expense, net	(285)	28
Minority interest, net of income taxes	7,466	6,265

Income before income taxes	17,816	14,486
Income tax provision	6,953	5,678
Net income	$10,863	$8,808

Earnings per share:
Basic	$0.80	$0.65
Diluted	$0.78	$0.65

Weighted average number of shares outstanding:
Basic	13,586	13,463
Diluted	13,840	13,545

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 3, 2004 AND DECEMBER 31, 2003

(Amounts in thousands)

(Preliminary)

	2004	2003
Assets:
Current Assets:
Cash and cash equivalents	$74,638	$82,136
Short-term investments	54,433	70,479
Accounts receivable, less allowances for doubtful accounts of $14,280 and $13,456, as of April 3, 2004 and December 31, 2003	184,515	160,111
Inventories	147,640	143,898
Deferred income taxes and other current assets	28,863	28,602
Total current assets	490,089	485,226
Property, plant and equipment, at cost	392,365	387,507
Less: accumulated depreciation and amortization	281,092	275,883
Net property, plant and equipment	111,273	111,624
Goodwill	143,594	150,532
Other intangible assets, net of accumulated amortization	27,127	21,315
Other assets	5,020	5,028
Total Assets	$777,103	$773,725

Liabilities & Stockholders’ Equity:
Current Liabilities:
Current maturities of long-term debt	$282	$284
Accounts payable	94,866	98,114
Accrued expenses	63,789	75,431
Total current liabilities	158,937	173,829
Long-term debt	11,118	11,190
Deferred income taxes	35,533	35,577
Minority interest	166,521	159,632
Accrued pension and other long-term liabilities	37,050	36,129
Total liabilities	409,159	416,357
Commitments and contingencies
Stockholders’ Equity:
Common stock	136	136
Additional paid-in capital	13,987	12,988
Retained earnings	325,283	314,420
Accumulated other comprehensive income	28,538	29,824
Total stockholders’ equity	367,944	357,368
Total Liabilities & Stockholders’ Equity	$777,103	$773,725

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED APRIL 3, 2004 AND MARCH 29, 2003

(Amounts in thousands)

(Preliminary)

	2004	2003
Cash Flows From Operating Activities:
Net income	$10,863	$8,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,398	6,237
Net (gain) loss from disposals of property, plant and equipment	(659)	42
Minority interest	6,902	8,240
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(24,712)	(6,535)
Inventories	(3,972)	(4,412)
Deferred income taxes and other current assets	(285)	(166)
Intangible and other assets	390	398
Increase (decrease) in:
Accounts payable	(3,029)	(166)
Accrued expenses	(11,471)	(10,632)
Accrued pension and other long-term liabilities	963	(310)
All other, net	514	6
Net cash (used in) provided by operating activities	(18,098)	1,510

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(6,258)	(5,227)
Proceeds from sales of property, plant and equipment	474	17
Purchases of short-term investments	(19,345)	(19,100)
Proceeds from sales of short-term investments	35,082	28,250
Net cash provided by investing activities	9,953	3,940

Cash Flows From Financing Activities:
Repayments of long-term debt	(70)	(3,716)
Exercise of stock options	731	392
Net cash provided by (used in) financing activities	661	(3,324)
Effect of exchange rate changes on cash and cash equivalents	(14)	182
Net (decrease) increase in cash and cash equivalents	(7,498)	2,308
Cash and cash equivalents at beginning of period	82,136	67,019
Cash and cash equivalents at end of period	$74,638	$69,327

Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest (received) paid, net	$(199)	$115
Income taxes, net of refunds of $3 in 2004 and $26 in 2003	$3,730	$4,215

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

FOR THE THREE MONTHS ENDED APRIL 3, 2004 AND MARCH 29, 2003

(Amounts in thousands)

(Preliminary)

	2004	2003
Net sales:
Commercial segment	$204,221	$170,906
Residential segment	35,361	32,547
Industrial & other segment	37,780	34,460
Total net sales	$277,362	$237,913

Operating profit:
Commercial segment	$17,221	$14,074
Residential segment	4,131	3,775
Industrial & other segment	3,645	2,930
Total operating profit	$24,997	$20,779